United Fuel & Energy Reports First Quarter 2006 Results [ PR Newswire · 2006-05-12 ]

MIDLAND, Texas, May 12 /PRNewswire-FirstCall/ -- United Fuel & Energy Corporation (OTC Bulletin Board: UFEN), today announced its financial and operational results for the three months ended March 31, 2006.

-- First quarter 2006 revenue grew 33.5% over first quarter 2005 to $75.5 million;
-- First quarter 2006 diluted earnings per share were $0.01 compared to $0.01 for the first quarter of 2005.

Revenue for the quarter ended March 31, 2006, increased $18.9 million to $75.5 million compared to revenue of $56.6 million for the same quarter in 2005. The higher revenue was due to a 5.5% increase in sales volumes to 33.7 million gallons, resulting from stronger customer demand for diesel fuel and the integration of the Clark Oil acquisition which was completed in June 2005. Revenue in the first quarter also increased as a result of a 26.8% increase in selling prices for fuel and lubricant products.

Net income was $99,000 in the first quarter of 2006, versus net income of $155,000 for the same period in 2005. Diluted earnings per share in the first quarter of 2006 was $0.01 on weighted average shares outstanding of 12.8 million, compared to $0.01 per diluted share for the first quarter of 2005 on weighted average share outstanding of 11.4 million. EBITDA (earnings before interest, income taxes, depreciation and amortization and certain other non-cash items) for the first quarter of 2006 was $1.7 million, a 27.0% increase compared to EBITDA of $1.3 million in the first quarter of 2005. A reconciliation of EBITDA to net income is provided at the end of this release. On January 1, 2006, the Company adopted SFAS 123(R), resulting in a $42,000 after-tax expense related to stock options in the first quarter 2006. Had the company adopted SFAS 123(R) on January 1, 2005, it would have reported an after-tax expense of $22,000 for the first quarter of 2005.

"We continue to see the positive effect of our initiatives designed to increase operating efficiency and improve unit margins, which expanded 16.9 % in the first quarter of 2006 compared to one year ago," stated Chuck McArthur, United Fuel & Energy's President and Chief Executive Officer. "In today's vigorous drilling environment, our customers are focused on their need for reliability and quality of service. We are working to leverage our strong customer relationships and market presence to obtain better pricing power to continue driving margin improvement. In addition, we expect to see improved operating efficiencies as we utilize part of the proceeds from our recent stock offerings to upgrade equipment and technology and thereby further differentiate us from our competitors. It is also our intention, as we have previously communicated, to be prepared to fund future acquisitions with the proceeds from the financings."

2006 Financial Outlook

The following statements are based on management's current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future acquisitions, divestitures or financings that may be completed after the date of this news release. The 2006 guidance also does not include the effect from the change in method of accounting for compensation expense for stock awards required by SFAS 123(R), which was adopted effective January 1, 2006. In addition, the Company's guidance ranges are based on the assumption that current market conditions in the Company's businesses will continue through at least the end of 2006.

Calendar year 2006: The Company confirms its estimate that for the full-year of 2006, revenue will range between $325 million and $350 million and EBITDA will range between $9.0 million and $11.0 million. This estimate includes the impact of the Queen Oil & Gas acquisition, which closed on April 1, 2006.

About United Fuel

United Fuel, located in Midland, Texas, is engaged in the business of distributing gasoline, diesel, propane and lubricant products primarily in certain rural markets of Texas, New Mexico and Oklahoma. United Fuel represents the consolidation of four companies, the most significant of which is the Eddins-Walcher Company. Eddins-Walcher has been in business since 1937, has a reputation of reliability with its customers and currently represents the majority of United Fuel's consolidated revenues. United Fuel intends to continue to expand its business through strategic acquisitions.

United Fuel currently engages in the following activities:

-- Card-lock operation (unattended re-fueling of commercial vehicles).
-- Wholesale fuels and lubricants (to commercial customers).
-- Propane distribution (to commercial and residential users).

United Fuel conducts its operations through 19 branch locations and 96 card-lock (unattended) fuel sites. United Fuel currently has approximately 275 full-time employees. For more information, please visit the Company's website at http://www.ufeonline.com or to request future press releases via email, go to http://www.b2i.us/irpass.asp?BzID=1318&to=ea&Nav=1&S=0&L=1.

Safe Harbor Statement

Certain statements included in this press release may constitute forward-looking statements. Actual outcomes could differ materially from such statements expressed or implied herein as a result of a variety of factors including, but not limited to: weather, levels of oil and gas drilling and general industrial activity in United Fuel's area of operations, changes in oil and gas prices, risks associated with acquiring other businesses, the price of United Fuel's products, availability of financing and interest rates, competition, changes in, or failure to comply with, government regulations, costs, uncertainties and other effects of legal and other administrative proceedings, general economic conditions and other risks and uncertainties. As a result, this press release should be read in conjunction with periodic filings United Fuel makes with the SEC. The forward looking statements contained herein are made only as of the date of this press release, and United Fuel does not undertake any obligation to publicly update such forward looking statements to reflect subsequent events or circumstances.

Supplemental Disclosure Regarding Non-GAAP Financial Information

EBITDA represents net income (loss) before income taxes, interest and depreciation and amortization. EBITDA is not a presentation made in accordance with generally accepted accounting principles ("GAAP") and is not a measure of financial condition or profitability. EBITDA should not be considered in isolation or as a substitute for "net income (loss)", the most directly comparable GAAP financial measure, or as an indicator of operating performance.

By presenting EBITDA, United Fuel intends to provide investors with a better understanding of its core operating results to measure past performance as well as prospects for the future. United Fuel evaluates operating performance based on several measures, including EBITDA, as United Fuel believes it is an important measure of the operational strength of its business.

EBITDA may not be comparable to similarly titled measures used by other companies. EBITDA is not necessarily a measure of United Fuel's ability to fund its cash needs, as it excludes certain financial information when compared to "net income (loss)". Users of this financial information should consider the types of events and transactions which are excluded. A reconciliation of EBITDA to net income (loss) follows:

Reconciliation of EBITDA To Net Income for the Quarters ended March 31,

	2006	2005
EBITDA	$1,704	$1,342
Depreciation and Amortization	458	404
Interest Expense	1,009	582
Other Non-Cash Expenses	64	97
Income Tax Expense	74	104

Net Income	$99	$155

Reconciliation of 2006 Projected EBITDA with Projected Net Income:

EBITDA	$9.0 to $11.0 million
Less:
Depreciation and Amortization	$2.0 to $2.6 million
Interest Expense	$3.9 to $4.2 million
Income Tax Expense	$1.1 to $1.7 million
Net Income	$2.0 to $2.5 million

United Fuel & Energy Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2006	2005
Revenues
Sales	$74,711	$55,838
Other	806	727
Total revenues	75,517	56,565

Cost of Sales	66,885	49,490

Gross Profit	8,632	7,075

Expenses
Operating	3,513	3,047
General and administrative	3,522	2,824
Depreciation	340	305
Total expenses	7,375	6,176

Operating Income	1,257	899

Other Income (Expense)
Interest expense	(1,009)	(582)
Amortization of debt issue costs
and other	(118)	(99)
Other income (expense), net	43	41
Total other expense	(1,084)	(640)

Income Before Income Taxes	173	259

Income Tax Expense	74	104

Net Income	$99	$155

Net income per common share:
Basic	$0.01	$0.01
Diluted	$0.01	$0.01

Weighted average common shares outstanding:
Basic	12,548	11,255
Diluted	12,834	11,389

United Fuel & Energy Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2006	2005
ASSETS	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents
(note B)	$2,705	$673
Accounts receivable, net of
allowance for doubtful
accounts of $1,253 and
$1,101, at March 31, 2006
and December 31, 2005,
respectively	43,481	43,290
Other receivables	525	386
Income tax refund receivable	236	-
Inventories, net of allowance
for slow moving inventory of
$235	8,393	9,345
Prepaid expense	738	1,237
Deferred taxes	496	474
Total current assets	56,574	55,405

PROPERTY, PLANT AND EQUIPMENT, net	14,945	14,338

OTHER ASSETS
Cash value of life insurance	2,702	2,675
Goodwill	1,976	1,942
Debt issuance costs	867	986
Related party receivables	23	26
Other	6,330	183
Total other assets	11,898	5,812
	$83,417	$75,555

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$16,536	$16,473
Accrued and other current
liabilities	1,641	1,467
Accrued income taxes	-	449
Current maturities of long-
term debt	1,697	1,713
Total current liabilities	19,874	20,102

OTHER LIABILITIES
Long-term debt, less current
maturities	47,291	47,351
Asset retirement obligations	129	127
Deferred income taxes	1,225	1,135
Total liabilities	68,519	68,715

STOCKHOLDERS' EQUITY
Preferred stock- par value
$0.001; 5,000,000 shares
authorized, 6,750 issued
and outstanding at March
31, 2006; 5,000,000 shares
authorized, no shares
issued or outstanding at
December 31, 2005	-	-
Common stock - $0.001 par
value, 55,000,000 shares
authorized, 13,656,202
issued and outstanding at
March 31, 2006; 55,000,000
shares authorized,
12,287,869 issued and
outstanding at December
31, 2005	14	12
Paid-in capital	11,753	3,796
Retained earnings	3,131	3,032
Total stockholders' equity	14,898	6,840

	$83,417	$75,555

Contact:
Chuck McArthur, President and CEO
cmcarthur@ufeonline.com
432-571-8000

SOURCE United Fuel & Energy Corporation
-0- 05/12/2006
05/12/2006 06:00 EDT http://www.prnewswire.com